EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the use in this Post-Effective Amendment No.2 to Registration Statement No. 333-170570 on Form S-1 of our report dated March 21, 2013 relating to the consolidated financial statements of Adherex Technologies Inc. (the “Company”) (a development stage company) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt on the Company’s ability to continue as a going concern) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte LLP

Independent Registered Chartered Accountants

Licensed Public Accountants

Ottawa, Canada

April 1, 2013